UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2007, the board of directors of Medco Health Solutions, Inc. (the “Registrant”) established performance goals under its Executive Annual Incentive Plan (the “Executive AIP”) for performance year 2007. Such performance goals call for the achievement of certain pre-established levels of earnings per share, net new sales, customer satisfaction and member satisfaction. The board established target bonuses so that a participant under the Executive AIP would be entitled to receive from 45 percent to 100 percent of salary as a target bonus, depending on management level, with a payout ranging from 50 percent to 250 percent of target bonus depending upon the attainment of total performance goals. The board has the discretion to reduce, but not increase, the amount of a participant’s bonus under the Executive AIP. Target bonuses expressed as a percentage of salary for the named executive officers are as follows:

Chief Executive Officer	100%
President and Chief Operating Officer	80%
Chief Financial Officer	70%
Group President	60%

On January 24, 2007, the Registrant’s board of directors approved an amendment to the Employment Agreement with David B. Snow, Jr., the Registrant’s Chairman and Chief Executive Officer. The amendment extended the term of the agreement for a one-year period through March 31, 2009, and provided for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, by delaying post-termination benefits for six months after termination of employment. In addition, the amendment revised the definition of change in control by increasing the amount of voting securities of the issuer required to be acquired for a change in control from 20 percent to 40 percent. This change conforms the definition in the Employment Agreement to the higher standard used in the Registrant’s 2006 Change in Control Executive Severance Plan.

Item 9.01.	Financial Statements and Exhibits.

  (d) Exhibits

Exhibit Number	Description
10.1	Amendment to the Key Employee Agreement with David B. Snow, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: January 30, 2007	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary